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                                                                    EXHIBIT 99.1



                     AXCESS INC. ACQUIRES RFID TECHNOLOGY--
                    SECURES AND PROTECTS PEOPLE AND PROPERTY


         DALLAS, TX September 10, 1998 -- AXCESS Inc. (Nasdaq: AXSI) (formerly Lasertechnics, Inc.) Announced today it acquired the intellectual property assets of ASGI, Inc. in Dulles, VA, to market and manufacture RFID-based (Radio Frequency Identification) access control and asset management solutions.

         This proprietary technology and the related products were obtained as part of the company's previously announced strategic plan to bring to market access control products utilizing the most preeminent emerging technologies in the rapid-growth security industry. According to Frost & Sullivan research, 1997 total worldwide revenue from the sale of RFID related products was just under $500 million and is projected to grow to over $3 billion by 2004.

         AXCESS Inc. will formally launch its new RFID products at the ASIS (American Society of Industrial Security) trade show in mid-September. The company expects to take dealer orders at this show and begin shipments in the
fourth quarter.   "This puts the company a full quarter ahead of our business plan," stated Richard C.E. Morgan, AXCESS Inc.  chairman of the board.

         Benefits to the company include: ownership and control of this unique RFID technology and its patents pending; the revenue potential from new contracts, licensing opportunities and working the existing backlog; and ASGI's established distributor relationships, strategic partnerships, installed customer base and the seasoned expertise of their staff -- more than 50 years experience in RF/security product and systems design and development.

         "This move is brilliant on two fronts," stated AXCESS Inc. board member Gregory W. Haskell, president and coo of XL Vision, Inc., a Safeguard Scientifics partnership company. "It capitalizes on the trend to RFID as the most promising technology in the security industry. Secondly, the deal was struck within the company's existing funding envelope eliminating the need to raise additional capital or dilute the stock beyond that which had already been contemplated.

RFID TECHNOLOGY AND THE SOLUTIONS

         "Over 60 percent of employers' shrinkage problems come from employee theft," said Harry S. Budow, president and ceo of AXCESS Inc. "Companies now realize they have to protect the contents as well as the perimeter. Laptops are walking out the door in every company."

         A system is made up of small active tags, antenna (readers) and a server (PC). The reader identifies the tag (distance can vary from inches up to 100 feet) and communicates the information to a server with software for processing specific applications. In a typical solution assets to be tracked would be tagged.

         As the assets move about the facility, the system logs the activity. Further each employee badge would contain a tag. The system would then record who left with what, when. An instant inventory can





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be obtained at any time providing manufacturing and logistics companies with sophisticated inventory management as a value-added to security. The hands-free AXCESS Inc. RFID solution has unique capabilities such as Tag-to-Tag(TM) communication which expands the range of field, Functional Linkage(TM) which associates a person with an asset, and the ability to read multiple tags in a field allowing speed of access and on-demand inventory management. The product is easily integrated into existing security systems. Besides access control and asset management, some typical applications are time and attendance and vehicle management.

COMBINATION BIOMETRIC READERS

         AXCESS Inc. will introduce and demonstrate a combination reader at the September ASIS trade show. The combi-reader, designed in partnership with XL Vision, Inc., will read a fingerprint template inexpensively stored on an ID card and match it to the finger placed on the reader.

         "When biometrics are added to the solution, the business is assured that access to vital assets and data such as development labs and trade secrets is limited in a truly secure manner," Mr. Budow continued. "Last year intellectual property fraud losses at US companies exceeded $300 billion."

         A biometric uniquely identifies a person via physiological characteristics such as fingerprint, voice, iris scana, etc. Multi-levels of security can be installed to limit access to facilities or data. For example, perimeter doors may trace entry of those with a card containing an RFID tag but computer room access requires biometric match with a card (or tag) containing the fingerprint template. Combi-readers can be integrated into virtually any type of security system and are planned for mass production in the second quarter, 1999.

         The company sells through indirect channels (i.e., dealers, distributors, integrators and original equipment manufacturers) to the general business community and government.

         AXCESS Inc., founded in 1982 as Lasertechnics, Inc., consists of two operating groups: (1) AXCESS, headquartered in Dallas, TX with offices in Australia and Europe, which markets RFID and biometric technology solutions for access control and asset management systems through indirect channels; produces fraud-resistent wallet-size ID cards and assembles and sells dye-sublimation secure card printers and (2) Lasertechnics Marking Corporation of Albuquerque, NM (wholly-owned) which provides laser marking systems and related technologies for a diverse range of industrial and commercial markets.

         For additional information, please see our website at www.axsi.com.

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9/10/98